Exhibit 3.1

SENIOR HOUSING PROPERTIES TRUST

ARTICLES OF AMENDMENT

Senior Housing Properties Trust, a Maryland real estate investment trust (the “Trust”), desiring to amend its Declaration of Trust, as currently amended and restated and in effect (the “Declaration of Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: At the Effective Time (as defined below), Article II of the Declaration of Trust is hereby amended to change the name of the Trust to:

Diversified Healthcare Trust

SECOND: The amendment to the Declaration of Trust as set forth above has been duly approved by the Board of Trustees of the Trust, and no shareholder approval was required, pursuant to Section 8-501(e)(2) of the Maryland REIT Law.

THIRD: The amendment to the Declaration of Trust set forth above shall take effect on January 1, 2020 at 12:02 a.m. Eastern Time (the “Effective Time”).

FOURTH: Each undersigned officer of the Trust acknowledges these Articles of Amendment to be the official act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and Treasurer, and attested to by its Secretary, on this 31st day of December 2019.

ATTEST:	SENIOR HOUSING PROPERTIES TRUST

/s/ Jennifer B. Clark	By:	/s/ Richard W. Siedel, Jr.	(SEAL)
Jennifer B. Clark		Richard W. Siedel, Jr.
Secretary		Chief Financial Officer and Treasurer

[Signature Page to Senior Housing Properties Trust Articles of Amendment (Name Change)]